HomeStreet, Inc. Reports Second Quarter 2015 Results
Net Income of $12.4 Million, or $0.56 per Diluted Share
SEATTLE – July 24, 2015 – (BUSINESS WIRE) – HomeStreet, Inc. (NASDAQ:HMST) (the “Company” or “HomeStreet”), the parent company of HomeStreet Bank, today announced net income of $12.4 million, or $0.56 per diluted share, for the second quarter of 2015, compared to net income of $10.3 million, or $0.59 per diluted share, for the first quarter of 2015 and $9.4 million, or $0.63 per diluted share, for the second quarter of 2014. Core net income (a non-GAAP financial measure that adjusts net income to exclude merger-related expenses incurred in all quarters and a bargain purchase gain recognized in the first quarter of 2015) for the quarter was $14.5 million, or $0.65 per diluted share, compared to net income of $11.6 million, or $0.67 per diluted share, for the first quarter of 2015 and $9.8 million, or $0.65 per diluted share, for the second quarter of 2014.
Simplicity Merger
On March 1, 2015, the Company completed its merger with Simplicity Bancorp, Inc. and Simplicity Bank ("Simplicity") located in Southern California. The merger represents a significant expansion of HomeStreet’s banking activities in California. Simplicity's results of operations are included in the consolidated results of operations from the date of the merger. The second quarter of 2015 represents the first full quarter of combined operations.

•	Consolidated results:

▪
Net gain on mortgage loan origination and sale activities was $70.0 million in the second quarter of 2015 compared with $61.9 million in the first quarter of 2015 and $41.8 million in the second quarter of 2014. Single family interest rate lock commitments increased 56.7% from the same period a year ago.

▪
Net interest income was $38.2 million in the second quarter of 2015 compared with $30.7 million in the first quarter of 2015 and $23.1 million in the second quarter of 2014, resulting from a 22.8% and a 56.6% increase in average interest-earning assets, respectively. In the first quarter of 2015, $803.7 million of interest-earning assets were added from the Simplicity merger.

▪	Net interest margin was 3.63% compared to 3.60% in the first quarter of 2015 and 3.48% in the second quarter of 2014.

▪
Return on average shareholders' equity for the quarter was 10.86% and return on average assets was 1.06%. Excluding merger-related expenses (net of tax) in the first half of 2015 and a bargain purchase gain in the first quarter of 2015, return on average shareholders' equity for the current quarter was 12.8% and return on average assets was 1.3%, compared with 12.5% and 1.2%, respectively, in the first quarter of 2015.

▪
Average interest-earning assets of $4.27 billion increased $792.7 million, or 22.8% from March 31, 2015. Approximately 70% of the total increase in average interest-earning assets is the result of the Simplicity merger completed on March 1, 2015.

▪	Non-interest bearing commercial and consumer transaction and savings deposits increased $82.2 million, or 26.9%, in the quarter.

•	Segment results:

◦	Commercial and Consumer Banking

▪
Excluding after-tax merger-related expenses in the first half of 2015 and a bargain purchase gain we recognized with the Simplicity merger, the Commercial and Consumer Banking segment recorded net income of $5.0 million for the current quarter compared to net income of $1.2 million for the first quarter of 2015, mostly due to higher interest income on higher average balances of loans and a lower provision for credit losses.

▪	Loans held for investment balances of $2.90 billion increased $72.5 million, or 2.6%, from March 31, 2015.

▪
Total deposit balances of $3.32 billion decreased $21.6 million, or 0.6%, from March 31, 2015. However, total commercial and consumer transaction and savings deposits increased $63.9 million, or 2.9% and noninterest-bearing commercial and consumer transaction and savings deposits increased $82.2 million, or 26.9%, in the quarter.

▪	We opened a de novo retail deposit branch in the Seattle area during the quarter.
◦Mortgage Banking

▪	Mortgage Banking segment net income was $9.5 million for the quarter compared to net income of $10.3 million for the first quarter of 2015.

▪	Single family mortgage closed loan volume was $2.02 billion, up 25.9% from the first quarter of 2015 and up 83.8% from the second quarter of 2014.

▪	Single family mortgage interest rate lock commitments were $1.88 billion, down $18.3 million, or 1.0%, from the first quarter and up $681.3 million, or 56.7%, from the second quarter of 2014.

▪	The portfolio of single family loans serviced for others increased to $12.98 billion at June 30, 2015, up 9.0% from $11.91 billion at March 31, 2015.

▪
Again in the second quarter, HomeStreet was the number one originator by volume of purchase mortgages in the Pacific Northwest (Washington, Oregon and Idaho) and in the Puget Sound region, based on the combined originations of HomeStreet and loans originated through an affiliated business arrangement known as WMS Series LLC.

“We are pleased with our results for second quarter,” said Mark K. Mason, Chairman and Chief Executive Officer. “Despite continued investments for growth in both of our business segments, including the addition of new offices and personnel, our core net income (excluding merger-related revenue and expenses) again produced strong returns on equity. In the second quarter, our return on average shareholder’s equity (excluding merger-related revenue and expenses) increased to 12.8% from 12.5% in first quarter. Both of our business segments contributed to our performance. The Company produced a record volume of closed single family mortgages of $2.02 billion in second quarter, primarily due to increased home purchase financing. Additionally, our Commercial and Consumer Banking segment results improved significantly, driven by a 22.8% increase in average interest-earning assets, with approximately 70.0% of the increase resulting from the Simplicity merger completed in March and the remaining from organic growth. Also in the second quarter, we realized substantially all of the anticipated operating cost savings from the Simplicity merger and going forward our expense run-rate will reflect these savings.”
Consolidated Results of Operations
Net Interest Income
Net interest income in the second quarter of 2015 was $38.2 million, up $7.5 million, or 24.4%, from the first quarter of 2015 and up $15.1 million, or 65.2%, from the second quarter of 2014 as a result of a 22.8% and 56.6% growth in average interest-earning assets, respectively. In the second quarter of 2015, our net interest margin, on a tax equivalent basis, was 3.63% compared to 3.60% in the first quarter of 2015 and 3.48% in the second quarter of 2014.
Total average interest-earning assets in the second quarter of 2015 increased $792.7 million, or 22.8%, from the first quarter of 2015 primarily due to a 20.7% increase in average balances of loans held for investment. Approximately 70% of the total increase in average interest-earning assets is the result of the Simplicity merger completed on March 1, 2015. Total average interest-earning assets and interest-bearing liabilities increased from the second quarter of 2014 primarily due to overall growth in the Company, both organically and through the Simplicity merger.
Noninterest Income
Noninterest income in the second quarter of 2015 was $73.0 million, down $2.4 million, or 3.2%, from $75.4 million in the first quarter of 2015 and up $19.3 million, or 36.0%, from $53.7 million in the second quarter of 2014. Included in other noninterest income in the first quarter of 2015 was a bargain purchase gain of $6.6 million related to the Simplicity merger. Excluding the bargain purchase gain, the increases in noninterest income compared with prior periods were primarily due to growth in net gain on mortgage origination and sale activities resulting from higher profit margins. Net gain on mortgage origination and sale activities increased $8.1 million from the prior quarter and $28.2 million from the second quarter of 2014.
Noninterest Expense
Noninterest expense for the second quarter of 2015 was $92.3 million compared with $89.5 million for the first quarter of 2015 and $63.0 million for the second quarter of 2014. Included in noninterest expense for these periods were merger-related expenses of $3.2 million for the second quarter of 2015, $12.2 million for the first quarter of 2015 and $606 thousand for the second quarter of 2014. Excluding merger-related expenses, noninterest expense for the second quarter of 2015 was $89.1 million, compared with $77.3 million for the first quarter of 2015 and $62.4 million for the second quarter of 2014. The increase of $11.8 million, or 15.3%, from the first quarter of 2015 was primarily due to increased salaries and related costs due to higher headcount and, in large part, due to a full quarter of Simplicity personnel expenses, coupled with higher commissions as a result of a 25.9% increase in single family mortgage closed loan volume. The increase of $26.8 million, or 42.9%, from the second quarter of 2014 was primarily due to increased salary and related costs and other expenses related to growth in the business and higher commissions as a result of a 83.8%

increase in single family mortgage closed loan volume. As of June 30, 2015, we had 1,964 full-time equivalent employees, a 7.4% increase from 1,829 employees as of March 31, 2015, and a 27.0% increase from 1,546 employees as of June 30, 2014. During the 12-month period ending June 30, 2015, the Company added 9 home loan centers and 10 retail deposit branches to bring our total home loan centers to 59 and our total retail deposit branches to 41. In general, second quarter noninterest expense increases are in part due to a full quarter of Simplicity-related noninterest expenses.
Income Taxes
For the second quarter of 2015 the Company’s income tax expense was $6.0 million, representing an effective tax rate of 32.7% (inclusive of discrete items) compared to an effective tax rate of 24.4% in the first quarter of 2015. In the second quarter of 2014 the Company’s income tax expense was $4.5 million, representing an effective tax rate of 32.3% (inclusive of discrete items).
For the first six months of 2015, income tax expense was $9.3 million with an effective tax rate of 29.1% (inclusive of discrete items), compared to $5.0 million and a 30.0% effective tax rate (inclusive of discrete items) for the same period in 2014.
Our effective income tax rate for the six months ended June 30, 2015 differed from the Federal statutory tax rate of 35% due to the benefit of tax exempt interest income, the benefit of low income housing tax credit investments, the impact of state income taxes and the tax impacts of a bargain purchase gain on the acquisition of Simplicity.  The Company’s six months ended June 30, 2015 discrete amounts resulted in a net reduction of approximately 5.8% to the effective tax rate, largely due to the Simplicity acquisition. For tax purposes, the bargain purchase gain from the Simplicity acquisition is nontaxable and resulted in a discrete reduction of 7.3% to the effective tax rate as of June 30, 2015. Additionally, re-evaluation of the estimated 2015 state effective tax rate as a result of the Simplicity acquisition and other expected changes in the Company’s business resulted in a discrete increase of 3.5% to the effective tax rate as of June 30, 2015.
Business Segments
Commercial and Consumer Banking Segment
Commercial and Consumer Banking segment net income was $2.9 million in the second quarter of 2015 compared to a net loss of $14 thousand in the first quarter of 2015 primarily due to lower merger-related expenses, lower provision for credit losses and higher interest income on increased average balances of loans held for investment in the second quarter of 2015, partially offset by lower noninterest income. Excluding merger-related expenses (net of tax) in both quarters and a bargain purchase gain in the first quarter of 2015, net income was $5.0 million in the second quarter of 2015, compared to net income of $1.2 million in the first quarter of 2015. We recorded $500 thousand of provision for credit losses in the second quarter of 2015 compared to a provision of $3.0 million recorded in the first quarter of 2015. The provision for the first quarter of 2015 included the impact of extending the modeled loan loss emergence period for commercial loans and increasing the qualitative reserves for construction loans. Second quarter provision also benefited from the favorable impact of net loan loss recoveries during the quarter.
During the second quarter of 2015, Commercial and Consumer Banking segment net income, excluding merger-related expenses, increased $872 thousand, or 21.0%, from $4.1 million in the second quarter of 2014, primarily due to a $11.2 million increase in net interest income resulting from higher average balances of interest-earning assets due to the Simplicity merger and organic growth.
Loans Held for Investment
Loans held for investment, net, were $2.90 billion at June 30, 2015, an increase of $72.5 million, or 2.6%, from March 31, 2015 and an increase of $801.5 million, or 38.2%, from December 31, 2014. During the first quarter of 2015, we added $664.1 million of loans to the portfolio from the Simplicity merger. New loan commitments in the second quarter of 2015 totaled $313.1 million and originations totaled $203.9 million. During the quarter, we originated $84.9 million of consumer loans, $51.9 million of commercial real estate and multifamily loans, $57.7 million of construction and land development loans and $9.4 million of commercial business loans.
Asset Quality
Nonperforming assets were $32.7 million, or 0.67% of total assets at June 30, 2015, compared to $32.8 million, or 0.71% of total assets at March 31, 2015. Nonaccrual loans were $21.3 million, or 0.73% of total loans at June 30, 2015, compared to $21.2 million, or 0.74% of total loans at March 31, 2015. Other real estate owned ("OREO") balances were $11.4 million at June 30, 2015, a decrease of $161 thousand, or 1.4%, from $11.6 million at March 31, 2015. Delinquent loans of $65.8 million, or 2.24% of total loans at June 30, 2015, decreased from $67.7 million, or 2.37% of total loans at March 31, 2015. Excluding Federal Housing Administration ("FHA")-insured and Department of Veterans' Affairs ("VA")-guaranteed single family mortgage loans, delinquent loans were $26.0 million, or 0.92% of total non-FHA/VA loans at June 30, 2015, compared to $28.9 million, or 1.04% of total non-FHA/VA loans at March 31, 2015.
The allowance for loan losses was $25.8 million at June 30, 2015 compared to $24.9 million at March 31, 2015. The allowance for loan losses as a percentage of loans held for investment was 0.88% at June 30, 2015 compared to 0.87% at March 31, 2015. Excluding acquired loans, the allowance for loan losses as a percentage of total loans was 1.16% at June 30, 2015, compared to 1.19% at March 31, 2015. Net recoveries in the second quarter of 2015 totaled $320 thousand, compared to net recoveries of $104 thousand in the first quarter of 2015 and net charge-offs of $149 thousand in the second quarter of 2014.
Deposits
Deposit balances were $3.32 billion at June 30, 2015 compared to $3.34 billion at March 31, 2015 and $2.42 billion at June 30, 2014. During the first quarter of 2015, we added $651.2 million of deposits from the Simplicity merger. During the second quarter of 2015, transaction and savings deposits increased $63.9 million, or 2.9% from the prior quarter and non-interest bearing commercial and consumer transaction and savings deposits increased $82.2 million, or 26.9%.
Noninterest Expense
Commercial and Consumer Banking segment noninterest expense of $29.3 million decreased $6.4 million, or 17.9%, from the first quarter of 2015. Included in noninterest expense for the second and first quarter of 2015 were merger-related expenses of $3.2 million and $12.2 million, respectively. Excluding merger-related expenses, the additional increase in expense is due to the continued growth of our commercial real estate and commercial business lending units and the expansion of our branch banking network. During the first quarter of 2015, we launched HomeStreet Commercial Capital, a commercial real estate lending group based in Orange County, California providing permanent financing for a range of commercial real estate loans including multifamily, industrial, retail, office, mobile home parks and self-storage facilities. We also added a team specializing in U.S. Small Business Administration ("SBA") lending also located in Orange County, California. Additionally, we opened a de novo retail deposit branch in the Seattle area during the quarter.
Mortgage Banking Segment
Net income for the Mortgage Banking segment was $9.5 million in the second quarter of 2015, compared to net income of $10.3 million in the first quarter of 2015 and net income of $5.6 million in the second quarter of 2014. The $796 thousand decrease in income from the first quarter of 2015 was primarily due to lower risk management results due to higher current and future expected loan prepayments, and the $3.9 million increase in income from the second quarter of 2014 was primarily due to higher net gain on single family mortgage loan origination and sale activities due to higher interest rate lock commitments and composite margin, partially offset by higher commission expense resulting from increased closed loan volume in the quarter.

Mortgage Origination for Sale
Single family mortgage interest rate lock commitments, net of estimated fallout, totaled $1.88 billion in the second quarter of 2015, a decrease of $18.3 million, or 1.0%, from $1.90 billion in the first quarter of 2015 and up $681.3 million, or 56.7%, from $1.20 billion in the second quarter of 2014. The increase from the second quarter of 2014 was primarily the result of increased purchase single family mortgage activity due to continued low mortgage interest rates and the continued expansion of our mortgage production staff, support staff and offices into new markets.
Single family closed loan volume designated for sale was $2.02 billion in the second quarter of 2015, up $415.8 million, or 25.9%, from $1.61 billion in the first quarter of 2015 and up $922.0 million, or 83.8%, from $1.10 billion in the second quarter of 2014. At June 30, 2015, the combined pipeline of interest rate lock commitments, net of estimated fallout, and mortgage loans held for sale was $1.65 billion, compared to $1.51 billion at March 31, 2015 and $953.4 million at June 30, 2014.
Net gain on single family mortgage loan origination and sale activities in the second quarter of 2015 was $67.5 million compared to $60.7 million in the first quarter of 2015 and $37.0 million in the second quarter of 2014.
Due to differences in the timing of revenue recognition between components of the gain on loan origination and sale activities, the Company analyzes the profitability of these activities using a "Composite Margin," which is comprised of the ratios of the components to their respective populations of interest rate lock commitments and closed loans. In the second quarter, we recognized an additional $2.4 million of gain on mortgage loan origination and sale revenue related to the correction of an error in the mortgage loan pipeline valuation. Adjusting to eliminate the impact of this correction, the Composite Margin for the second quarter of 2015 was 347 basis points, up from 336 basis points in the first quarter of 2015 and 321 basis points in the second quarter of 2014.
Mortgage Servicing
Single family mortgage servicing income of $1.2 million in the second quarter of 2015 decreased $2.7 million, or 69.7%, from the first quarter of 2015 and decreased $8.4 million, or 87.8%, from the second quarter of 2014. The decrease compared to the first quarter of 2015 was the result of lower risk management results.
Single family mortgage servicing fees collected in the second quarter of 2015 increased $745 thousand, or 9.1%, from the first quarter of 2015 and decreased $173 thousand, or 1.9%, from the second quarter of 2014. The decrease from the second quarter of 2014 was primarily due to lower average balances in our loans serviced for others portfolio as a result of our June 30, 2014 sale of $2.96 billion of single family MSRs. The portfolio of single family loans serviced for others was $12.98 billion at June 30, 2015 compared to $11.91 billion at March 31, 2015.
Noninterest Expense
Mortgage Banking segment noninterest expense of $63.1 million increased $9.2 million, or 17.2%, from the first quarter of 2015. This increase was partially attributable to increased commission and incentive expense as closed loan volumes increased 25.9% from the first quarter of 2015 resulting from our growth and expansion into new markets.

Capital
On January 1, 2015, the Bank and the Company became subject to Basel III capital standards. The Bank and the Company remain above current “well-capitalized” regulatory minimums. At June 30, 2015, regulatory capital ratios for the Bank and the Company were as follows:

At June 30, 2015*	Bank	Company	For Minimum Capital Adequacy Purposes	To Be Categorized As “Well Capitalized” Under Prompt Corrective Action Provisions

Tier 1 leverage capital (to average assets)	9.46%	9.87%	4.0%	5.0%
Common equity risk-based capital (to risk-weighted assets)	13.17%	10.69%	4.5%	6.5%
Tier 1 risk-based capital (to risk-weighted assets)	13.17%	12.05%	6.0%	8.0%
Total risk-based capital (to risk-weighted assets)	13.97%	12.75%	8.0%	10.0%
    *Regulatory capital ratios at June 30, 2015 are preliminary.

Conference Call
HomeStreet, Inc. will conduct a quarterly earnings conference call on Monday, July 27, 2015 at 1:00 p.m. EDT. The Company will discuss second quarter 2015 results and provide an update on recent activities. A question and answer session will follow the presentation. Shareholders, analysts and other interested parties may register in advance at http://dpregister.com/10067115 or may join the call by dialing 1-877-508-9589 (1-855-669-9657 in Canada) shortly before 1:00 p.m. EDT. A rebroadcast will be available approximately one hour after the conference call by dialing 1-877-344-7529 and entering passcode 10067115.
The information to be discussed in the conference call will be available on the company's web site at 9:00 a.m. EDT on Monday, July 27, 2015.

About HomeStreet, Inc.
HomeStreet, Inc. (NASDAQ:HMST) is a diversified financial services company headquartered in Seattle, Washington and is the holding company for HomeStreet Bank, a state-chartered, FDIC-insured savings bank.  HomeStreet offers consumer, commercial and private banking services and investment products in Washington, Oregon, California and Hawaii, property and casualty insurance products in Washington, Oregon, California and Arizona, and originates residential and commercial mortgages and construction loans for borrowers located in the Western United States and Hawaii.  For more information, visit http://ir.homestreet.com. Information contained in or linked from our website is not incorporated into, and does not form a part of, this release.

Forward-Looking Statements
This press release contains forward-looking statements concerning HomeStreet, Inc. and HomeStreet Bank and their operations, performance, financial conditions and likelihood of success. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements are based on many beliefs, assumptions, estimates and expectations of our future performance, taking into account information currently available to us, and include statements about the competitiveness of the banking industry. When used in this press release, the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will” and “would” and similar expressions (including the negative of these terms) may help identify forward-looking statements. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company.

Forward-looking statements speak only as of the date made, and we do not undertake to update them to reflect changes or events that occur after that date.

We caution readers that a number of factors could cause actual results to differ materially from those expressed in, implied or projected by, such forward-looking statements. Among other things, we face limitations and risks associated with our ability to expand our banking operations geographically and across market sectors, integrate our recent acquisitions, grow our franchise and capitalize on market opportunities, meet the growth targets that management has set for the Company, maintain our position in the industry and generate positive net income and cash flow. These limitations and risks include without limitation changes in general economic conditions that impact our markets and our business, actions by the Federal Reserve affecting monetary and fiscal policy, regulatory and legislative actions that may increase capital requirements or otherwise constrain our ability to do business, our ability to maintain electronic and physical security of our customer data and our information systems, our ability to maintain compliance with applicable laws and regulations, our ability to attract and retain key personnel, our ability to make accurate estimates of the value of our non-cash assets and liabilities, significant increases in the competition we face in our industry and market and the extent of our success in problem asset resolution efforts. We may not realize the benefits expected from our recently completed bank and branch acquisitions in the anticipated time frame (or at all), and integration of acquired operations may take longer or prove more expensive than anticipated. In addition, we may not recognize all or a substantial portion of the value of our rate-lock loan activity due to challenges our customers may face in meeting current underwriting standards, a decrease in interest rates, an increase in competition for such loans, unfavorable changes in general economic conditions, including housing prices, the job market, consumer confidence and spending habits either nationally or in the regional and local market areas in which the Company does business, and recent and future legislative or regulatory actions or reform that affect our business or the banking or mortgage industries more generally. A discussion of the factors that we recognize to pose risk to the achievement of our business goals and our operational and financial objectives is contained in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015. These factors are updated from time to time in our filings with the Securities and Exchange Commission, and readers of this release are cautioned to review those disclosures in conjunction with the discussions herein.
Information contained herein, other than information at December 31, 2014 and for the twelve months then ended, is unaudited. All financial data should be read in conjunction with the notes to the consolidated financial statements of HomeStreet, Inc., and subsidiaries as of and for the fiscal year ended December 31, 2014, as contained in the Company's Annual Report on Form 10-K for such fiscal year.
About Non-GAAP Financial Measures
To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we have disclosed “core net income” to provide comparisons of first-quarter and year-to-date net income to the corresponding periods of fiscal 2014. We believe this information is useful to investors who are seeking to exclude the after-tax impact of merger-related expenses and a bargain purchase gain, both of which we recorded in connection with our merger with Simplicity Bancorp on March 1, 2015. We also have presented adjusted expenses, which eliminate costs incurred in connection with the merger. Similarly, we have provided information about our balance sheet items, including total loans, total deposits and total assets, adjusted in each case to eliminate merger-related impacts. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.
Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain merger-related revenues and expenses that may not be indicative of our recurring core business operating results. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, and analyzing future periods. These non-GAAP financial measures also facilitate management's internal comparisons to our historical performance, as well as comparisons to our competitors'

operating results. We believe these non-GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) they are available to institutional investors and analysts to help them assess the strength of our business.
For more information on these non-GAAP financial measures, please see the tables captioned "Reconciliations of non-GAAP results of operations to the nearest comparable GAAP measures," included at the end of this release.

Source: HomeStreet, Inc.

Contact:	Investor Relations & Media:
HomeStreet, Inc.
Mark K. Mason (206) 442-5380
Mark.Mason@HomeStreet.com
http://ir.homestreet.com

HomeStreet, Inc. and Subsidiaries
Summary Financial Data

	Quarter Ended					Six Months Ended
(dollars in thousands, except share data)	Jun. 30, 2015	Mar. 31, 2015	Dec. 31, 2014	Sept. 30, 2014	Jun. 30, 2014	Jun. 30, 2015	Jun. 30, 2014

Income statement data (for the period ended):
Net interest income	$38,230	$30,734	$27,502	$25,308	$23,147	$68,964	$45,859
Provision (reversal of provision) for credit losses	500	3,000	500	—	—	3,500	(1,500)
Noninterest income	72,987	75,373	51,487	45,813	53,650	148,360	88,357
Noninterest expense	92,335	89,482	68,791	64,158	62,971	181,817	119,062
Merger-related expenses (included in noninterest expense)	3,208	12,165	889	722	606	15,373	1,444
Net income before taxes	18,382	13,625	9,698	6,963	13,826	32,007	16,654
Income tax expense	6,006	3,321	4,077	1,988	4,464	9,327	4,991
Net income	$12,376	$10,304	$5,621	$4,975	$9,362	$22,680	$11,663
Basic earnings per common share	$0.56	$0.60	$0.38	$0.34	$0.63	$1.16	$0.79
Diluted earnings per common share	$0.56	$0.59	$0.38	$0.33	$0.63	$1.14	$0.78
Common shares outstanding	22,065,249	22,038,748	14,856,611	14,852,971	14,849,692	22,065,249	14,849,692
Weighted average common shares
Basic	22,028,539	17,158,303	14,811,699	14,805,780	14,800,853	19,593,421	14,792,638
Diluted	22,292,734	17,355,076	14,973,222	14,968,238	14,954,998	19,823,905	14,956,079
Dividends per share	$—	$—	$—	$—	$—	$—	$0.11
Book value per share	$20.29	$19.94	$20.34	$19.83	$19.41	$20.29	$19.41
Tangible book value per share (1)	$19.35	$18.97	$19.39	$18.86	$18.42	$19.35	$18.42

Financial position (at period end):
Cash and cash equivalents	$46,197	$56,864	$30,502	$34,687	$74,991	$46,197	$74,991
Investment securities	509,545	476,102	455,332	449,948	454,966	509,545	454,966
Loans held for sale	972,183	865,322	621,235	698,111	549,440	972,183	549,440
Loans held for investment, net	2,900,675	2,828,177	2,099,129	1,964,762	1,812,895	2,900,675	1,812,895
Mortgage servicing rights	153,237	121,722	123,324	124,593	117,991	153,237	117,991
Other real estate owned	11,428	11,589	9,448	10,478	11,083	11,428	11,083
Total assets	4,866,248	4,604,403	3,535,090	3,474,656	3,235,676	4,866,248	3,235,676
Deposits	3,322,653	3,344,223	2,445,430	2,425,458	2,417,712	3,322,653	2,417,712
FHLB advances	922,832	669,419	597,590	598,590	384,090	922,832	384,090
Federal funds purchased and securities sold under agreements to repurchase	—	9,450	50,000	14,225	14,681	—	14,681
Shareholders’ equity	447,726	439,395	302,238	294,568	288,249	447,726	288,249

Financial position (averages):
Investment securities	$506,904	$462,762	$454,127	$457,545	$447,458	$484,955	$462,338
Loans held for investment	2,861,223	2,370,763	2,044,873	1,917,503	1,766,788	2,617,347	1,798,384
Total interest-earning assets	4,266,382	3,473,652	3,140,708	2,952,916	2,723,687	3,872,206	2,689,075
Total interest-bearing deposits	2,626,925	2,205,585	1,892,399	1,861,164	1,900,681	2,417,420	1,890,576
FHLB advances	783,801	515,958	606,753	442,409	350,271	650,620	337,125
Federal funds purchased and securities sold under agreements to repurchase	4,336	41,734	23,338	11,149	1,129	22,932	568
Total interest-bearing liabilities	3,476,919	2,825,134	2,584,347	2,376,579	2,313,937	3,152,829	2,291,049
Shareholders’ equity	455,721	370,008	305,068	295,229	284,365	413,102	278,513

HomeStreet, Inc. and Subsidiaries
Summary Financial Data (continued)

	Quarter Ended							Six Months Ended
(dollars in thousands, except share data)	Jun. 30, 2015		Mar. 31, 2015		Dec. 31, 2014	Sept. 30, 2014	Jun. 30, 2014	Jun. 30, 2015		Jun. 30, 2014

Financial performance:
Return on average shareholders’ equity (2)	10.86%		11.14%		7.37%	6.74%	13.17%	10.98%		8.38%
Return on average tangible shareholders' equity(1)	11.39%		11.67%		7.73%	7.09%	13.85%	11.51%		8.82%
Return on average assets	1.06%		1.08%		0.65%	0.61%	1.22%	1.07%		0.77%
Net interest margin (3)	3.63%		3.60%		3.53%	3.50%	3.48%	3.62%		3.49%
Efficiency ratio (4)	83.02%		84.33%		87.09%	90.21%	82.00%	83.66%		88.71%
Asset quality:
Allowance for credit losses	$26,448		$25,628		$22,524	$22,111	$22,168	$26,448		$22,168
Allowance for loan losses/total loans(5)	0.88%		0.87%		1.04%	1.10%	1.19%	0.88%		1.19%
Allowance for loan losses/nonaccrual loans	120.97%		117.48%		137.51%	109.75%	103.44%	120.97%		103.44%
Total nonaccrual loans(6)(7)	$21,308		$21,209		$16,014	$19,906	$21,197	$21,308		21,197
Nonaccrual loans/total loans	0.73%		0.74%		0.75%	1.00%	1.16%	0.73%		1.16%
Other real estate owned	$11,428		$11,589		$9,448	$10,478	$11,083	$11,428		$11,083
Total nonperforming assets(7)	$32,736		$32,798		$25,462	$30,384	$32,280	$32,736		$32,280
Nonperforming assets/total assets	0.67%		0.71%		0.72%	0.87%	1.00%	0.67%		1.00%
Net (recoveries) charge-offs	$(320)		$(104)		$87	$57	$149	$(424)		$421
Regulatory capital ratios for the Bank:
Basel III - Tier 1 leverage capital (to average assets)	9.46%	(8)	11.47%	(9)	NA	NA	NA	9.46%	(8)	NA
Basel III - Tier 1 common equity risk-based capital (to risk-weighted assets)	13.17%	(8)	13.75%		NA	NA	NA	13.17%	(8)	NA
Basel III - Tier 1 risk-based capital (to risk-weighted assets)	13.17%	(8)	13.75%		NA	NA	NA	13.17%	(8)	NA
Basel III - Total risk-based capital (to risk-weighted assets)	13.97%	(8)	14.57%		NA	NA	NA	13.97%	(8)	NA
Basel I - Tier 1 leverage capital (to average assets)	NA		NA		9.38%	9.63%	10.17%	NA		10.17%
Basel I - Tier 1 risk-based capital (to risk-weighted assets)	NA		NA		13.10%	13.03%	13.84%	NA		13.84%
Basel I - Total risk-based capital (to risk-weighted assets)	NA		NA		14.03%	13.95%	14.84%	NA		14.84%
Regulatory capital ratios for the Company:
Basel III - Tier 1 leverage capital (to average assets)	9.87%	(8)	11.95%	(9)	NA	NA	NA	9.87%	(8)	NA
Basel III - Tier 1 common equity risk-based capital (to risk-weighted assets)	10.69%	(8)	11.12%		NA	NA	NA	10.69%	(8)	NA
Basel III - Tier 1 risk-based capital (to risk-weighted assets)	12.05%	(8)	12.55%		NA	NA	NA	12.05%	(8)	NA
Basel III - Total risk-based capital (to risk-weighted assets)	12.75%	(8)	13.26%		NA	NA	NA	12.75%	(8)	NA
Other data:
Full-time equivalent employees (ending)	1,964		1,829		1,611	1,598	1,546	1,964		1,546

(1)
Tangible equity ratios and tangible book value per share of common stock are non-GAAP financial measures. For additional information on these ratios and for corresponding reconciliations to GAAP financial measures, see Non-GAAP Financial Measures in this earnings release.

(2)	Net earnings available to common shareholders (annualized) divided by average shareholders’ equity.

(3)	Net interest income divided by total average interest-earning assets on a tax equivalent basis.

(4)	Noninterest expense divided by total net revenue (net interest income and noninterest income).

(5)
Includes loans acquired with bank acquisitions. Excluding acquired loans, allowance for loan losses /total loans was 1.16%, 1.19%, 1.10%, 1.18% and 1.31% at June 30, 2015, March 31, 2015, December 31, 2014, September 30, 2014 and June 30, 2014, respectively.

(6)	Generally, loans are placed on nonaccrual status when they are 90 or more days past due.

(7)
Includes $1.2 million, $1.4 million, $4.4 million, $6.3 million and $6.5 million of nonperforming loans at June 30, 2015, March 31, 2015, December 31, 2014, September 30, 2014 and June 30, 2014, respectively, which are guaranteed by the SBA.

(8)
Regulatory capital ratios at June 30, 2015 are preliminary. On January 1, 2015, the Company and the Bank became subject to Basel III capital standards. Regulatory capital ratios under Basel I may not be comparative.

(9)
March 31, 2015 Tier 1 leverage capital (to average assets) includes average assets from the Simplicity merger for one month. If the Simplicity merger had occurred on January 1, 2015, the Bank's Tier 1 leverage capital would have been 9.95% and the Company's Tier 1 leverage capital would have been 10.38%.

HomeStreet, Inc. and Subsidiaries
Consolidated Statements of Operations

	Three Months Ended June 30,		%	Six Months Ended June 30,		%
(in thousands, except share data)	2015	2014	Change	2015	2014	Change
Interest income:
Loans	$38,944	$23,419	66%	$70,591	$46,102	53%
Investment securities	3,278	2,664	23	5,672	5,634	1
Other	218	142	54	423	299	41
	42,440	26,225	62	76,686	52,035	47
Interest expense:
Deposits	3,005	2,356	28	5,587	4,716	18
Federal Home Loan Bank advances	906	444	104	1,518	857	77
Federal funds purchased and securities sold under agreements to repurchase	3	1	200	8	1	700
Long-term debt	272	265	3	537	580	(7)
Other	24	12	100	72	22	227
	4,210	3,078	37	7,722	6,176	25
Net interest income	38,230	23,147	65	68,964	45,859	50
Provision (reversal of provision) for credit losses	500	—	NM	3,500	(1,500)	NM
Net interest income after provision for credit losses	37,730	23,147	63	65,464	47,359	38
Noninterest income:
Net gain on mortgage loan origination and sale activities	69,974	41,794	67	131,861	67,304	96
Mortgage servicing income	1,831	10,184	(82)	6,128	18,129	(66)
Income from WMS Series LLC	484	246	97	1,048	53	NM
Gain (loss) on debt extinguishment	—	11	NM	—	(575)	NM
Depositor and other retail banking fees	1,399	917	53	2,538	1,732	47
Insurance agency commissions	291	232	25	706	636	11
Gain (loss) on sale of investment securities available for sale	—	(20)	(100)	—	693	(100)
Bargain purchase gain (adjustment)	(79)	—	NM	6,549	—	NM
Other	(913)	286	(419)	(470)	385	(222)
	72,987	53,650	36	148,360	88,357	68
Noninterest expense:
Salaries and related costs	61,654	40,606	52	119,247	76,077	57
General and administrative	14,502	11,145	30	27,663	21,267	30
Legal	577	542	6	1,044	941	11
Consulting	813	603	35	6,378	1,554	310
Federal Deposit Insurance Corporation assessments	861	572	51	1,386	1,192	16
Occupancy	6,107	4,675	31	11,947	9,107	31
Information services	7,714	4,862	59	13,834	9,377	48
Net cost (income) from operation and sale of other real estate owned	107	(34)	(415)	318	(453)	NM
	92,335	62,971	47	181,817	119,062	53
Income before income taxes	18,382	13,826	33	32,007	16,654	92
Income tax expense	6,006	4,464	35	9,327	4,991	87
NET INCOME	$12,376	$9,362	32	$22,680	$11,663	94

Basic income per share	$0.56	$0.63	(11)	$1.16	$0.79	47
Diluted income per share	$0.56	$0.63	(11)	$1.14	$0.78	46
Basic weighted average number of shares outstanding	22,028,539	14,800,853	49	19,593,421	14,792,638	32
Diluted weighted average number of shares outstanding	22,292,734	14,954,998	49	19,823,905	14,956,079	33

HomeStreet, Inc. and Subsidiaries
Five Quarter Consolidated Statements of Operation

	Quarter Ended
(in thousands, except share data)	Jun. 30, 2015	Mar. 31, 2015	Dec. 31, 2014	Sept. 30, 2014	Jun. 30, 2014
Interest income:
Loans	$38,944	$31,647	$28,242	$25,763	$23,419
Investment securities	3,278	2,394	2,366	2,565	2,664
Other	218	205	172	150	142
	42,440	34,246	30,780	28,478	26,225
Interest expense:
Deposits	3,005	2,582	2,351	2,364	2,356
Federal Home Loan Bank advances	906	612	614	509	444
Federal funds purchased and securities sold under agreements to repurchase	3	5	15	6	1
Long-term debt	272	265	269	271	265
Other	24	48	29	20	12
	4,210	3,512	3,278	3,170	3,078
Net interest income	38,230	30,734	27,502	25,308	23,147
Provision for credit losses	500	3,000	500	—	—
Net interest income after provision for credit losses	37,730	27,734	27,002	25,308	23,147
Noninterest income:
Net gain on mortgage loan origination and sale activities	69,974	61,887	39,176	37,642	41,794
Mortgage servicing income	1,831	4,297	9,808	6,155	10,184
Income (loss) from WMS Series LLC	484	564	170	(122)	246
Gain on debt extinguishment	—	—	—	2	11
Depositor and other retail banking fees	1,399	1,139	896	944	917
Insurance agency commissions	291	415	261	256	232
Gain (loss) on sale of investment securities available for sale	—	—	1,185	480	(20)
Bargain purchase gain (adjustment)	(79)	6,628	—	—	—
Other	(913)	443	(9)	456	286
	72,987	75,373	51,487	45,813	53,650
Noninterest expense:
Salaries and related costs	61,654	57,593	44,706	42,604	40,606
General and administrative	14,502	13,161	11,240	10,326	11,145
Legal	577	467	500	630	542
Consulting	813	5,565	1,042	628	603
Federal Deposit Insurance Corporation assessments	861	525	442	682	572
Occupancy	6,107	5,840	4,556	4,935	4,675
Information services	7,714	6,120	6,455	4,220	4,862
Net cost (income) from operation and sale of other real estate owned	107	211	(150)	133	(34)
	92,335	89,482	68,791	64,158	62,971
Income before income tax expense	18,382	13,625	9,698	6,963	13,826
Income tax expense	6,006	3,321	4,077	1,988	4,464
NET INCOME	$12,376	$10,304	$5,621	$4,975	$9,362

Basic income per share	$0.56	$0.60	$0.38	$0.34	$0.63
Diluted income per share	$0.56	$0.59	$0.38	$0.33	$0.63
Basic weighted average number of shares outstanding	22,028,539	17,158,303	14,811,699	14,805,780	14,800,853
Diluted weighted average number of shares outstanding	22,292,734	17,355,076	14,973,222	14,968,238	14,954,998

HomeStreet, Inc. and Subsidiaries
Consolidated Statements of Financial Condition

(in thousands, except share data)	Jun. 30, 2015	Dec. 31, 2014	% Change

Assets:
Cash and cash equivalents (including interest-earning instruments of $33,787 and $10,271)	$46,197	$30,502	51%
Investment securities (includes $482,832 and $427,326 carried at fair value)	509,545	455,332	12
Loans held for sale (includes $955,726 and $610,350 carried at fair value)	972,183	621,235	56
Loans held for investment (net of allowance for loan losses of $25,777 and $22,021; includes $38,224 and $0 carried at fair value)	2,900,675	2,099,129	38
Mortgage servicing rights (includes $140,588 and $112,439 carried at fair value)	153,237	123,324	24
Other real estate owned	11,428	9,448	21
Federal Home Loan Bank stock, at cost	40,742	33,915	20
Premises and equipment, net	58,111	45,251	28
Goodwill	11,945	11,945	—
Other assets	162,185	105,009	54
Total assets	$4,866,248	$3,535,090	38
Liabilities and shareholders’ equity:
Liabilities:
Deposits	3,322,653	$2,445,430	36
Federal Home Loan Bank advances	922,832	597,590	54
Federal funds purchased and securities sold under agreements to repurchase	—	50,000	(100)
Accounts payable and other liabilities	111,180	77,975	43
Long-term debt	61,857	61,857	—
Total liabilities	4,418,522	3,232,852	37
Commitments and contingencies
Shareholders’ equity:
Preferred stock, no par value
Authorized 10,000 shares
Issued and outstanding, 0 shares and 0 shares	—	—	—
Common stock, no par value
Authorized 160,000,000 shares
Issued and outstanding, 22,065,249 shares and 14,856,611 shares	511	511	—
Additional paid-in capital	221,551	96,615	129
Retained earnings	226,246	203,566	11
Accumulated other comprehensive income	(582)	1,546	(138)
Total shareholders’ equity	447,726	302,238	48
Total liabilities and shareholders’ equity	$4,866,248	$3,535,090	38

HomeStreet, Inc. and Subsidiaries
Five Quarter Consolidated Statements of Financial Condition

(in thousands, except share data)	Jun. 30, 2015	Mar. 31, 2015	Dec. 31, 2014	Sept. 30, 2014	Jun. 30, 2014

Assets:
Cash and cash equivalents	$46,197	$56,864	$30,502	$34,687	$74,991
Investment securities	509,545	476,102	455,332	449,948	454,966
Loans held for sale	972,183	865,322	621,235	698,111	549,440
Loans held for investment, net	2,900,675	2,828,177	2,099,129	1,964,762	1,812,895
Mortgage servicing rights	153,237	121,722	123,324	124,593	117,991
Other real estate owned	11,428	11,589	9,448	10,478	11,083
Federal Home Loan Bank stock, at cost	40,742	34,996	33,915	34,271	34,618
Premises and equipment, net	58,111	49,808	45,251	44,476	43,896
Goodwill	11,945	11,945	11,945	11,945	11,945
Other assets	162,185	147,878	105,009	101,385	123,851
Total assets	$4,866,248	$4,604,403	$3,535,090	$3,474,656	$3,235,676
Liabilities and shareholders’ equity:
Liabilities:
Deposits	$3,322,653	$3,344,223	$2,445,430	$2,425,458	$2,417,712
Federal Home Loan Bank advances	922,832	669,419	597,590	598,590	384,090
Federal funds purchased and securities sold under agreements to repurchase	—	9,450	50,000	14,225	14,681
Accounts payable and other liabilities	111,180	80,059	77,975	79,958	69,087
Long-term debt	61,857	61,857	61,857	61,857	61,857
Total liabilities	4,418,522	4,165,008	3,232,852	3,180,088	2,947,427
Shareholders’ equity:
Preferred stock, no par value
Authorized 10,000 shares	—	—	—	—	—
Common stock, no par value
Authorized 160,000,000 shares	511	511	511	511	511
Additional paid-in capital	221,551	221,301	96,615	96,650	95,923
Retained earnings	226,246	213,870	203,566	197,945	192,972
Accumulated other comprehensive income (loss)	(582)	3,713	1,546	(538)	(1,157)
Total shareholders’ equity	447,726	439,395	302,238	294,568	288,249
Total liabilities and shareholders’ equity	$4,866,248	$4,604,403	$3,535,090	$3,474,656	$3,235,676

HomeStreet, Inc. and Subsidiaries
Average Balances, Yields and Rates Paid (Taxable-equivalent basis)

	Quarter Ended June 30,
	2015			2014
(in thousands)	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost
Assets:
Interest-earning assets: (1)
Cash and cash equivalents	$36,295	$17	0.19%	$31,545	$14	0.18%
Investment securities	506,904	3,922	3.10%	447,458	3,264	2.93%
Loans held for sale	861,960	7,952	3.69%	477,896	4,649	3.90%
Loans held for investment	2,861,223	31,036	4.34%	1,766,788	18,792	4.27%
Total interest-earning assets	4,266,382	42,927	4.03%	2,723,687	26,719	3.93%
Noninterest-earning assets (2)	403,591			338,642
Total assets	$4,669,973			$3,062,329
Liabilities and shareholders’ equity:
Deposits:
Interest-bearing demand accounts	$266,937	329	0.49%	$276,887	191	0.28%
Savings accounts	311,188	277	0.36%	166,127	218	0.53%
Money market accounts	1,147,641	1,240	0.43%	979,610	1,081	0.44%
Certificate accounts	901,159	1,184	0.53%	478,057	868	0.73%
Total interest-bearing deposits	2,626,925	3,030	0.46%	1,900,681	2,358	0.50%
FHLB advances	783,801	906	0.46%	350,271	444	0.36%
Federal funds purchased and securities sold under agreements to repurchase	4,336	2	0.22%	1,129	1	0.36%
Long-term debt	61,857	272	1.76%	61,856	266	1.72%
Total interest-bearing liabilities	3,476,919	4,210	0.49%	2,313,937	3,069	0.53%
Noninterest-bearing liabilities	737,333			464,027
Total liabilities	4,214,252			2,777,964
Shareholders’ equity	455,721			284,365
Total liabilities and shareholders’ equity	$4,669,973			$3,062,329
Net interest income (3)		$38,717			$23,650
Net interest spread			3.54%			3.40%
Impact of noninterest-bearing sources			0.09%			0.08%
Net interest margin			3.63%			3.48%

(1)	The average balances of nonaccrual assets and related income, if any, are included in their respective categories.

(2)	Includes loan balances that have been foreclosed and are now reclassified to other real estate owned.

(3)
Includes taxable-equivalent adjustments primarily related to tax-exempt income on certain loans and securities of $487 thousand and $503 thousand for the quarters ended June 30, 2015 and June 30, 2014, respectively. The estimated federal statutory tax rate was 35% for the periods presented.

HomeStreet, Inc. and Subsidiaries
Average Balances, Yields and Rates Paid (Taxable-equivalent basis)

	Six Months Ended June 30,
	2015			2014
(in thousands)	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost
Assets:
Interest-earning assets: (1)
Cash and cash equivalents	$42,799	$42	0.19%	$32,400	$32	0.20%
Investment securities	484,955	6,902	2.84%	462,338	6,864	2.99%
Loans held for sale	727,105	13,616	3.76%	395,953	7,470	3.77%
Loans held for investment	2,617,347	57,059	4.38%	1,798,384	38,687	4.30%
Total interest-earning assets	3,872,206	77,619	4.02%	2,689,075	53,053	3.98%
Noninterest-earning assets (2)	372,737			353,433
Total assets	$4,244,943			$3,042,508
Liabilities and shareholders’ equity:
Deposits:
Interest-bearing demand accounts	$221,843	509	0.45%	$261,401	356	0.27%
Savings accounts	272,102	542	0.41%	162,854	419	0.52%
Money market accounts	1,106,334	2,375	0.43%	952,770	2,101	0.44%
Certificate accounts	817,141	2,212	0.55%	513,551	1,842	0.72%
Total interest-bearing deposits	2,417,420	5,638	0.47%	1,890,576	4,718	0.50%
FHLB advances	650,620	1,519	0.47%	337,125	867	0.52%
Federal funds purchased and securities sold under agreements to repurchase	22,932	28	0.24%	568	1	0.36%
Long-term debt	61,857	536	1.75%	62,780	581	1.87%
Total interest-bearing liabilities	3,152,829	7,721	0.49%	2,291,049	6,167	0.54%
Noninterest-bearing liabilities	679,012			472,946
Total liabilities	3,831,841			2,763,995
Shareholders’ equity	413,102			278,513
Total liabilities and shareholders’ equity	$4,244,943			$3,042,508
Net interest income (3)		$69,898			$46,886
Net interest spread			3.53%			3.44%
Impact of noninterest-bearing sources			0.09%			0.05%
Net interest margin			3.62%			3.49%

(1)	The average balances of nonaccrual assets and related income, if any, are included in their respective categories.

(2)	Includes loan balances that have been foreclosed and are now reclassified to other real estate owned.

(3)
Includes taxable-equivalent adjustments primarily related to tax-exempt income on certain loans and securities of $934 thousand and $1.0 million for the six months ended ended June 30, 2015 and June 30, 2014, respectively. The estimated federal statutory tax rate was 35% for the periods presented.

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment

	Quarter ended
(in thousands)	Jun. 30, 2015	Mar. 31, 2015	Dec. 31, 2014	Sept. 30, 2014	Jun. 30, 2014

Net interest income	$30,645	$25,107	$22,187	$20,163	$19,403
Provision for credit losses	500	3,000	500	—	—
Noninterest income	3,624	10,081	5,434	3,660	6,614
Noninterest expense	29,280	35,666	21,155	18,930	20,434
Income (loss) before income taxes	4,489	(3,478)	5,966	4,893	5,583
Income tax expense (benefit)	1,635	(3,464)	2,621	1,359	1,830
Net income (loss)	$2,854	$(14)	$3,345	$3,534	$3,753

Net income, excluding merger-related expenses (net of tax) and bargain purchase gain (1)	$5,019	$1,242	$3,923	$4,003	$4,147
Efficiency ratio (2)	85.44%	101.36%	76.59%	79.46%	78.54%
Full-time equivalent employees (ending)	757	768	608	605	599

Net gain on mortgage loan origination and sale activities:
Multifamily	2,314	939	2,704	930	693
Other	141	204	(16)	(101)	4,087
	$2,455	$1,143	$2,688	$829	$4,780

Production volumes for sale to the secondary market:
Multifamily mortgage originations	$79,789	$24,428	$57,135	$60,699	$23,105
Multifamily mortgage loans sold	72,459	26,173	99,285	20,409	15,902

(1)
Commercial and Consumer Banking segment net income, excluding merger-related expenses, is a non-GAAP financial disclosure. The Company uses this non-GAAP financial measure to provide meaningful supplemental information regarding the Company's operational performance and to enhance investors' overall understanding of such financial performance. For corresponding reconciliations to GAAP financial measures, see Non-GAAP Financial Measures beginning on page 30 of this earnings release.

(2)	Noninterest expense divided by total net revenue (net interest income and noninterest income).

Commercial Mortgage Servicing Income

	Quarter ended
(in thousands)	Jun. 30, 2015	Mar. 31, 2015	Dec. 31, 2014	Sept. 30, 2014	Jun. 30, 2014

Servicing income, net:
Servicing fees and other	$1,135	$886	$970	$1,289	$1,017
Amortization of multifamily MSRs	(476)	(454)	(429)	(425)	(434)
Commercial mortgage servicing income	$659	$432	$541	$864	$583

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment (continued)

Commercial Loans Serviced for Others

(in thousands)	Jun. 30, 2015	Mar. 31, 2015	Dec. 31, 2014	Sept. 30, 2014	Jun. 30, 2014

Commercial
Multifamily	$840,051	$773,092	$752,640	$703,197	$704,997
Other	83,982	83,574	82,354	86,589	97,996
Total commercial loans serviced for others	$924,033	$856,666	$834,994	$789,786	$802,993

Commercial Multifamily Capitalized Mortgage Servicing Rights

	Quarter ended
(in thousands)	Jun. 30, 2015	Mar. 31, 2015	Dec. 31, 2014	Sept. 30, 2014	Jun. 30, 2014

Beginning balance	$11,013	$10,885	$9,116	$9,122	$9,095
Originations	2,112	582	2,198	418	461
Amortization	(476)	(454)	(429)	(424)	(434)
Ending balance	$12,649	$11,013	$10,885	$9,116	$9,122
Ratio of MSR carrying value to related loans serviced for others	1.45%	1.36%	1.38%	1.23%	1.21%
MSR servicing fee multiple (1)	3.29	3.16	3.20	2.87	2.83
Weighted-average note rate (loans serviced for others)	4.89%	5.14%	5.02%	5.12%	5.15%
Weighted-average servicing fee (loans serviced for others)	0.44%	0.43%	0.43%	0.43%	0.43%

(1)	Represents the ratio of MSR carrying value to related loans serviced for others divided by the weighted-average servicing fee for loans serviced for others.

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment (continued)

Five Quarter Investment Securities

(in thousands, except for duration data)	Jun. 30, 2015	Mar. 31, 2015	Dec. 31, 2014	Sept. 30, 2014	Jun. 30, 2014

Available for sale:
Mortgage-backed securities:
Residential	$108,626	$114,175	$107,280	$110,837	$110,266
Commercial	13,352	13,667	13,671	13,571	13,674
Municipal bonds	137,250	122,434	122,334	123,041	125,813
Collateralized mortgage obligations:
Residential	80,612	58,476	43,166	54,887	56,767
Commercial	19,271	19,794	20,486	15,633	16,021
Corporate debt securities	82,698	79,769	79,400	72,114	72,420
U.S. Treasury	41,023	41,015	40,989	42,013	42,010
Total available for sale	$482,832	$449,330	$427,326	$432,096	$436,971
Held to maturity	26,713	26,772	28,006	17,852	17,995
	$509,545	$476,102	$455,332	$449,948	$454,966
Weighted average duration in years
Available for sale	4.6	4.4	4.6	5.0	4.5

Five Quarter Loans Held for Investment

(in thousands)	Jun. 30, 2015		Mar. 31, 2015	Dec. 31, 2014	Sept. 30, 2014	Jun. 30, 2014

Consumer loans
Single family	$1,182,542	(1)	$1,198,605	$896,665	$788,232	$749,204
Home equity and other	216,635		205,200	135,598	138,276	136,181
	1,399,177		1,403,805	1,032,263	926,508	885,385
Commercial loans
Commercial real estate	547,571		535,546	523,464	530,335	476,411
Multifamily	366,187		352,193	55,088	62,498	72,327
Construction/land development	454,817		402,393	367,934	297,790	219,282
Commercial business	166,216		164,259	147,449	173,226	185,177
	1,534,791		1,454,391	1,093,935	1,063,849	953,197
	2,933,968		2,858,196	2,126,198	1,990,357	1,838,582
Net deferred loan fees, costs and discounts	(7,516)		(5,103)	(5,048)	(3,748)	(3,761)
	2,926,452		2,853,093	2,121,150	1,986,609	1,834,821
Allowance for loan losses	(25,777)		(24,916)	(22,021)	(21,847)	(21,926)
	$2,900,675		$2,828,177	$2,099,129	$1,964,762	$1,812,895

(1)	Includes $38.2 million of single family loans that are carried at fair value.

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment (continued)

Five Quarter Credit Quality Activity
Allowance for Credit Losses (roll-forward)

	Quarter ended
(in thousands)	Jun. 30, 2015		Mar. 31, 2015	Dec. 31, 2014	Sept. 30, 2014	Jun. 30, 2014

Beginning balance	$25,628		$22,524	$22,111	$22,168	$22,317
Provision (reversal of provision) for credit losses	500		3,000	500	—	—
(Charge-offs), net of recoveries	320		104	(87)	(57)	(149)
Ending balance	$26,448		$25,628	$22,524	$22,111	$22,168
Components:
Allowance for loan losses	$25,777		$24,916	$22,021	$21,847	$21,926
Allowance for unfunded commitments	671		712	503	264	242
Allowance for credit losses	$26,448		$25,628	$22,524	$22,111	$22,168

Allowance as a % of loans held for investment(1)	0.88%	(2)	0.87%	1.04%	1.10%	1.19%
Allowance as a % of nonaccrual loans	120.97%		117.48%	137.51%	109.75%	103.44%

(1)
Includes loans acquired with bank acquisitions. Excluding acquired loans, allowance for loan losses /total loans was 1.16%, 1.19%, 1.10%, 1.18% and 1.31% at June 30, 2015, March 31, 2015, December 31, 2014, September 30, 2014 and June 30, 2014, respectively.

(2)	In this calculation, loans held for investment includes loans that are carried at fair value.

Nonperforming Assets (NPAs) roll-forward

	Quarter ended
(in thousands)	Jun. 30, 2015	Mar. 31, 2015		Dec. 31, 2014	Sept. 30, 2014	Jun. 30, 2014

Beginning balance	$32,798	$25,462		$30,384	$32,280	$34,912
Additions	5,919	10,793	(1)	1,754	3,414	4,533
Reductions:
Recoveries (charge-offs)	320	104		(87)	(57)	(149)
OREO sales	(623)	(1,375)		(2,220)	(1,183)	(1,639)
OREO writedowns and other adjustments	—	(90)		—	(93)	—
Principal paydown, payoff advances and other adjustments	(4,904)	(864)		(2,269)	(948)	(2,753)
Transferred back to accrual status	(774)	(1,232)		(2,100)	(3,029)	(2,624)
Total reductions	(5,981)	(3,457)		(6,676)	(5,310)	(7,165)
Net additions (reductions)	(62)	7,336		(4,922)	(1,896)	(2,632)
Ending balance(2)	$32,736	$32,798		$25,462	$30,384	$32,280

(1)	Additions to NPAs included $7.4 million of acquired nonperforming assets during the quarter ended March 31, 2015.

(2)
Includes $1.2 million, $1.4 million, $4.4 million, $6.3 million and $6.5 million of nonperforming loans at June 30, 2015, March 31, 2015, December 31, 2014, September 30, 2014 and June 30, 2014, respectively, which are guaranteed by the SBA.

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment (continued)

Five Quarter Nonperforming Assets by Loan Class

(in thousands)	Jun. 30, 2015	Mar. 31, 2015		Dec. 31, 2014	Sept. 30, 2014	Jun. 30, 2014

Loans accounted for on a nonaccrual basis:
Consumer
Single family	$10,259	$14,047		$8,368	$8,350	$6,988
Home equity and other	1,533	1,306		1,526	1,700	1,166
	11,792	15,353		9,894	10,050	8,154
Commercial
Commercial real estate	3,850	3,070		4,843	7,058	9,871
Multifamily	1,671	1,005		—	—	—
Construction/land development	—	172		—	—	—
Commercial business	3,995	1,609		1,277	2,798	3,172
	9,516	5,856		6,120	9,856	13,043
Total loans on nonaccrual	$21,308	$21,209	(2)	$16,014	$19,906	$21,197
Nonaccrual loans as a % of total loans	0.73%	0.74%		0.75%	1.00%	1.16%

Other real estate owned:
Consumer
Single family	$1,257	$1,223		$1,613	$2,818	$3,205

Commercial
Commercial real estate	4,332	4,527		1,996	1,822	2,040
Multifamily	—	—		—	—	—
Construction/land development	5,839	5,839		5,839	5,838	5,838
Commercial business	—	—		—	—	—
	10,171	10,366		7,835	7,660	7,878
Total other real estate owned	$11,428	$11,589		$9,448	$10,478	$11,083

Nonperforming assets:
Consumer
Single family	$11,516	$15,270		$9,981	$11,168	$10,193
Home equity and other	1,533	1,306		1,526	1,700	1,166
	13,049	16,576		11,507	12,868	11,359
Commercial
Commercial real estate	8,182	7,597		6,839	8,880	11,911
Multifamily	1,671	1,005		—	—	—
Construction/land development	5,839	6,011		5,839	5,838	5,838
Commercial business	3,995	1,609		1,277	2,798	3,172
	19,687	16,222		13,955	17,516	20,921
Total nonperforming assets(1)	$32,736	$32,798		$25,462	$30,384	$32,280
Nonperforming assets as a % of total assets	0.67%	0.71%		0.72%	0.87%	1.00%

(1)
Includes $1.2 million, $1.4 million, $4.4 million, $6.3 million and $6.5 million of nonperforming loans at June 30, 2015, March 31, 2015, December 31, 2014, September 30, 2014 and June 30, 2014, respectively, which are guaranteed by the SBA.

(2)	Included in these balances are $7.4 million of acquired nonperforming loans at March 31, 2015.

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment (continued)
Delinquencies by Loan Class

(in thousands)	30-59 days past due	60-89 days past due	90 days or more past due		Total past due		Current	Total loans

June 30, 2015
Total loans held for investment	$9,276	$3,479	$53,009		$65,764		$2,868,204	$2,933,968
Less: FHA/VA loans(1)	5,764	2,287	31,700		39,751		52,899	92,650
Total loans, excluding FHA/VA loans	$3,512	$1,192	$21,309		$26,013		$2,815,305	$2,841,318

Loans by segment and class, excluding FHA/VA loans:
Consumer loans
Single family	$2,855	$1,113	$10,259		$14,227		1,075,665	$1,089,892
Home equity and other	658	80	1,533		2,271		214,364	216,635
	3,513	1,193	11,792		16,498		1,290,029	1,306,527
Commercial loans
Commercial real estate	—	—	3,850		3,850		543,721	547,571
Multifamily	—	—	1,671		1,671		364,516	366,187
Construction/land development	—	—	—		—		454,817	454,817
Commercial business	—	—	3,995		3,995		162,221	166,216
	—	—	9,516		9,516		1,525,275	1,534,791
	$3,513	$1,193	$21,308	(2)	$26,014	(2)	$2,815,304	$2,841,318
As a % of total loans, excluding FHA/VA loans	0.12%	0.04%	0.75%		0.92%		99.08%	100.00%

December 31, 2014
Total loans held for investment	$8,814	$3,797	$51,001		$63,612		$2,062,586	$2,126,198
Less: FHA/VA loans(1)	4,121	2,200	34,737		41,058		50,778	91,836
Total loans, excluding FHA/VA loans	$4,693	$1,597	$16,264		$22,554		$2,011,808	$2,034,362

Loans by segment and class, excluding FHA/VA loans:
Consumer loans
Single family	$3,711	$252	$8,368		$12,331		$792,498	$804,829
Home equity and other	371	81	1,526		1,978		133,620	135,598
	4,082	333	9,894		14,309		926,118	940,427
Commercial loans
Commercial real estate	—	—	4,843		4,843		518,621	523,464
Multifamily	—	—	—		—		55,088	55,088
Construction/land development	—	1,261	—		1,261		366,673	367,934
Commercial business	611	3	1,527		2,141		145,308	147,449
	611	1,264	6,370		8,245		1,085,690	1,093,935
	$4,693	$1,597	$16,264	(2)	$22,554	(2)	$2,011,808	$2,034,362
As a % of total loans, excluding FHA/VA loans	0.23%	0.08%	0.80%		1.11%		98.89%	100.00%

(1)	Represents loans whose repayments are insured by the FHA or guaranteed by the VA.

(2)	Includes $1.2 million and $4.4 million of nonperforming loans at June 30, 2015 and December 31, 2014, respectively, which are guaranteed by the SBA.

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment (continued)

Troubled Debt Restructurings (TDRs) by Accrual and Nonaccrual Status

(in thousands)	Jun. 30, 2015	Mar. 31, 2015	Dec. 31, 2014	Sept. 30, 2014	Jun. 30, 2014
Accrual
Consumer loans
Single family(1)	$75,655	$74,126	$73,585	$72,663	$69,779
Home equity and other	1,937	2,102	2,430	2,501	2,394
	77,592	76,228	76,015	75,164	72,173
Commercial loans
Commercial real estate	19,287	19,516	21,703	23,964	21,401
Multifamily	3,041	3,059	3,077	3,101	3,125
Construction/land development	4,601	5,321	5,447	5,693	5,843
Commercial business	1,869	1,492	1,573	658	302
	28,798	29,388	31,800	33,416	30,671
	$106,390	$105,616	$107,815	$108,580	$102,844
Nonaccrual
Consumer loans
Single family	$1,419	$1,443	$2,482	$1,379	$1,461
Home equity and other	230	230	231	20	—
	1,649	1,673	2,713	1,399	1,461
Commercial loans
Commercial real estate	1,087	1,121	1,148	1,182	2,735
Multifamily	—	—	—	—	—
Construction/land development	—	—	—	—	—
Commercial business	205	228	249	9	9
	1,292	1,349	1,397	1,191	2,744
	$2,941	$3,022	$4,110	$2,590	$4,205
Total
Consumer loans
Single family(1)	$77,074	$75,569	$76,067	$74,042	$71,240
Home equity and other	2,167	2,332	2,661	2,521	2,394
	79,241	77,901	78,728	76,563	73,634
Commercial loans
Commercial real estate	20,374	20,637	22,851	25,146	24,136
Multifamily	3,041	3,059	3,077	3,101	3,125
Construction/land development	4,601	5,321	5,447	5,693	5,843
Commercial business	2,074	1,720	1,822	667	311
	30,090	30,737	33,197	34,607	33,415
	$109,331	$108,638	$111,925	$111,170	$107,049

(1)
Includes loan balances insured by the FHA or guaranteed by the VA of $28.4 million, $25.4 million, $26.8 million, $24.6 million and $19.0 million at June 30, 2015, March 31, 2015, December 31, 2014, September 30, 2014 and June 30, 2014, respectively.

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment (continued)

Troubled Debt Restructurings (TDRs) - Re-Defaults

	Quarter ended
(in thousands)	Jun. 30, 2015	Mar. 31, 2015	Dec. 31, 2014	Sept. 30, 2014	Jun. 30, 2014

Recorded investment of re-defaults(1)
Consumer loans
Single family	$220	$1,498	$—	$282	$425
Home equity and other	—	—	—	—	—
	220	1,498	—	282	425

Commercial loans	—	—	—	—	—
	$220	$1,498	$—	$282	$425

(1)
Represents TDRs that have defaulted in the current period within 12 months of their modification date. Defaulted TDRs are reported in the table above based on a payment default definition of 60 days past due for the consumer loans portfolio segment and 90 days past due for the commercial loans portfolio segment.

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment (continued)

Five Quarter Deposits

(in thousands)	Jun. 30, 2015	Mar. 31, 2015	Dec. 31, 2014	Sept. 30, 2014	Jun. 30, 2014

Deposits by Product:
Noninterest-bearing accounts - checking and savings	$387,899	$305,738	$240,679	$271,669	$235,844
Interest-bearing transaction and savings deposits:
NOW accounts	453,366	435,178	272,390	300,832	324,604
Statement savings accounts due on demand	300,214	307,731	200,638	184,656	166,851
Money market accounts due on demand	1,134,687	1,163,656	1,007,213	1,015,266	996,473
Total interest-bearing transaction and savings deposits	1,888,267	1,906,565	1,480,241	1,500,754	1,487,928
Total transaction and savings deposits	2,276,166	2,212,303	1,720,920	1,772,423	1,723,772
Certificates of deposit	753,327	751,333	494,526	367,124	457,529
Noninterest-bearing accounts - other	293,160	380,587	229,984	285,911	236,411
Total deposits	$3,322,653	$3,344,223	$2,445,430	$2,425,458	$2,417,712

Percent of total deposits:
Noninterest-bearing accounts - checking and savings	11.7%	9.1%	9.8%	11.2%	9.8%
Interest-bearing transaction and savings deposits:
NOW accounts	13.6	13.0	11.1	12.4	13.4
Statement savings accounts due on demand	9.0	9.2	8.2	7.6	6.9
Money market accounts due on demand	34.2	34.8	41.2	41.9	41.2
Total interest-bearing transaction and savings deposits	56.8	57.0	60.5	61.9	61.5
Total transaction and savings deposits	68.5	66.1	70.3	73.1	71.3
Certificates of deposit	22.7	22.5	20.2	15.1	18.9
Noninterest-bearing accounts - other	8.8	11.4	9.5	11.8	9.8
Total deposits	100.0%	100.0%	100.0%	100.0%	100.0%

HomeStreet, Inc. and Subsidiaries
Mortgage Banking Segment

	Quarter ended
(in thousands)	Jun. 30, 2015	Mar. 31, 2015	Dec. 31, 2014	Sept. 30, 2014	Jun. 30, 2014

Net interest income	$7,585	$5,627	$5,315	$5,145	$3,744
Noninterest income	69,363	65,292	46,053	42,153	47,036
Noninterest expense	63,055	53,816	47,636	45,228	42,537
Income before income taxes	13,893	17,103	3,732	2,070	8,243
Income tax expense	4,371	6,785	1,456	629	2,634
Net income	$9,522	$10,318	$2,276	$1,441	$5,609

Efficiency ratio (1)	81.94%	75.88%	92.73%	95.62%	83.77%
Full-time equivalent employees (ending)	1,207	1,061	1,003	993	947

Production volumes for sale to the secondary market:
Single family mortgage closed loan volume (2)(3)	$2,022,656	$1,606,893	$1,330,735	$1,294,895	$1,100,704
Single family mortgage interest rate lock commitments(2)	1,882,955	1,901,238	1,171,598	1,167,677	1,201,665
Single family mortgage loans sold(2)	1,894,387	1,316,959	1,273,679	1,179,464	906,342

(1)	Noninterest expense divided by total net revenue (net interest income and noninterest income).

(2)	Includes loans originated by WMS Series LLC and purchased by HomeStreet.

(3)	Represents single family mortgage production volume designated for sale to the secondary market during each respective period.

Mortgage Banking Net Gain on Sale to the Secondary Market

	Quarter ended
(in thousands)	Jun. 30, 2015		Mar. 31, 2015		Dec. 31, 2014	Sept. 30, 2014	Jun. 30, 2014

Net gain on mortgage loan origination and sale activities:(1)
Single family:
Servicing value and secondary market gains(2)	$61,884		$56,289		$29,405	$29,866	$30,233
Loan origination and funding fees	5,635		4,455		7,083	6,947	6,781
Total mortgage banking net gain on mortgage loan origination and sale activities(1)	$67,519		$60,744		$36,488	$36,813	$37,014

Composite Margin (in basis points):
Servicing value and secondary market gains / interest rate lock commitments(3)	316		306		251	256	252
Loan origination and funding fees / retail mortgage originations(4)	31		30		59	60	69
Composite Margin	347	(5)	336	(5)	310	316	321

(1)	Excludes inter-segment activities.

(2)
Comprised of gains and losses on interest rate lock commitments (which considers the value of servicing), single family loans held for sale, forward sale commitments used to economically hedge secondary market activities, and the estimated fair value of the repurchase or indemnity obligation recognized on new loan sales.

(3)	Servicing value and secondary marketing gains have been aggregated and are stated as a percentage of interest rate lock commitments.

(4)
Loan origination and funding fees is stated as a percentage of mortgage originations from the retail channel and excludes mortgage loans purchased from WMS Series LLC. In the first quarter of 2015, the Company implemented a new pricing structure where origination fees are no longer charged at funding and instead included in the rate/price of the loan.

(5)
In the second quarter, we recognized an additional $2.4 million of gain on mortgage loan origination and sale revenue related to the correction of an error in the mortgage loan pipeline valuation. The Composite Margin in the table above has been adjusted to eliminate the impact of this correction.

HomeStreet, Inc. and Subsidiaries
Mortgage Banking Segment (continued)

Mortgage Banking Servicing Income

	Quarter ended
(in thousands)	Jun. 30, 2015	Mar. 31, 2015	Dec. 31, 2014	Sept. 30, 2014	Jun. 30, 2014

Servicing income, net:
Servicing fees and other	$8,922	$8,177	$7,537	$8,061	$9,095
Changes in fair value of single family MSRs due to modeled amortization (1)	(9,012)	(9,235)	(6,823)	(6,212)	(7,109)
	(90)	(1,058)	714	1,849	1,986
Risk management, single family MSRs:
Changes in fair value of MSR due to changes in model inputs and/or assumptions (2)	18,483	(7,311)	(7,793)	899	(3,326)	(3)
Net gain (loss) from derivatives economically hedging MSR	(17,221)	12,234	16,346	2,543	10,941
	1,262	4,923	8,553	3,442	7,615
Mortgage Banking servicing income	$1,172	$3,865	$9,267	$5,291	$9,601

(1)	Represents changes due to collection/realization of expected cash flows and curtailments.

(2)	Principally reflects changes in model assumptions, including prepayment speed assumptions, which are primarily affected by changes in mortgage interest rates.

(3)	Includes pre-tax income of $4.7 million, net of transaction costs, resulting from the sale of single family MSRs during the quarter ended June 30, 2014.

Single Family Loans Serviced for Others

(in thousands)	Jun. 30, 2015	Mar. 31, 2015	Dec. 31, 2014	Sept. 30, 2014	Jun. 30, 2014

Single family
U.S. government and agency	$12,361,841	$11,275,491	$10,630,864	$10,007,872	$9,308,096
Other	618,204	634,763	585,344	585,393	586,978
Total single family loans serviced for others	$12,980,045	$11,910,254	$11,216,208	$10,593,265	$9,895,074

HomeStreet, Inc. and Subsidiaries
Mortgage Banking Segment (continued)

Single Family Capitalized Mortgage Servicing Rights

	Quarter ended
(in thousands)	Jun. 30, 2015	Mar. 31, 2015	Dec. 31, 2014	Sept. 30, 2014	Jun. 30, 2014

Beginning balance	$110,709	$112,439	$115,477	$108,869	$149,646
Additions and amortization:
Originations	20,405	14,813	11,567	11,944	11,827
Purchases	3	3	11	3	3
Sale of servicing rights	—	—	—	—	(43,248)
Changes due to modeled amortization (1)	(9,012)	(9,235)	(6,823)	(6,212)	(7,109)
Net additions and amortization	11,396	5,581	4,755	5,735	(38,527)
Changes in fair value due to changes in model inputs and/or assumptions (2)	18,483	(7,311)	(7,793)	873	(2,250)
Ending balance	$140,588	$110,709	$112,439	$115,477	$108,869
Ratio of MSR carrying value to related loans serviced for others	1.08%	0.93%	1.00%	1.09%	1.10%
MSR servicing fee multiple (3)	3.72	3.17	3.42	3.68	3.67
Weighted-average note rate (loans serviced for others)	4.10%	4.14%	4.18%	4.19%	4.19%
Weighted-average servicing fee (loans serviced for others)	0.29%	0.29%	0.29%	0.30%	0.30%

(1)	Represents changes due to collection/realization of expected cash flows and curtailments.

(2)
Principally reflects changes in model assumptions, including prepayment speed assumptions, which are primarily affected by changes in mortgage interest rates. Includes fair value adjustment of $5.7 million related to the sale of single family MSRs during the quarter ended June 30, 2014.

(3)	Represents the ratio of MSR carrying value to related loans serviced for others divided by the weighted-average servicing fee for loans serviced for others.

HomeStreet, Inc. and Subsidiaries
Non-GAAP Financial Measures
Tangible common shareholders' equity is calculated by deducting goodwill and intangible assets (excluding mortgage servicing rights) from shareholders' equity. Tangible common shareholders' equity is considered a non-GAAP financial measure and should be viewed in conjunction with shareholders' equity.  Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Although we believe these non-GAAP financial measures are frequently used by stakeholders in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation or as a substitute for analyses of results as reported under GAAP.
Tangible book value is calculated by dividing tangible common shareholders' equity by the number of common shares outstanding. The return on average tangible common shareholders' equity is calculated by dividing net earnings available to common shareholders (annualized) by average tangible common shareholders' equity.

	Quarter Ended					Six Months Ended
(dollars in thousands, except share data)	Jun. 30, 2015	Mar. 31, 2015	Dec. 31, 2014	Sept. 30, 2014	Jun. 30, 2014	Jun. 30, 2015	Jun. 30, 2014

Shareholders' equity	$447,726	$439,395	$302,238	$294,568	$288,249	$447,726	$288,249
Less: Goodwill and other intangibles	(20,778)	(21,324)	(14,211)	(14,444)	(14,690)	(20,778)	(14,690)
Tangible shareholders' equity	$426,948	$418,071	$288,027	$280,124	$273,559	$426,948	$273,559

Book value per share	$20.29	$19.94	$20.34	$19.83	$19.41	$20.29	$19.41
Impact of goodwill and other intangibles	(0.94)	(0.97)	(0.95)	(0.97)	(0.99)	(0.94)	(0.99)
Tangible book value per share	$19.35	$18.97	$19.39	$18.86	$18.42	$19.35	$18.42

Average shareholders' equity	$455,721	$370,008	$305,068	$295,229	$284,365	$413,102	$278,513
Less: Average goodwill and other intangibles	(21,135)	(16,698)	(14,363)	(14,604)	(14,049)	(18,929)	(14,132)
Average tangible shareholders' equity	$434,586	$353,310	$290,705	$280,625	$270,316	$394,173	$264,381

Return on average shareholders’ equity	10.86%	11.14%	7.37%	6.74%	13.17%	10.98%	8.38%
Impact of goodwill and other intangibles	0.53%	0.53%	0.36%	0.35%	0.68%	0.53%	0.44%
Return on average tangible shareholders' equity	11.39%	11.67%	7.73%	7.09%	13.85%	11.51%	8.82%

Return on average shareholders' equity	10.86%	11.14%	7.37%	6.74%	13.17%	10.98%	8.38%
Impact of merger-related expenses (net of tax) and bargain purchase gain	1.90%	1.36%	0.76%	0.64%	0.55%	1.65%	0.67%
Return on average shareholders' equity, excluding merger-related expenses (net of tax) and bargain purchase gain	12.76%	12.50%	8.13%	7.38%	13.72%	12.63%	9.05%

Return on average assets	1.06%	1.08%	0.65%	0.61%	1.22%	1.07%	0.77%
Impact of merger-related expenses (net of tax) and bargain purchase gain	0.19%	0.13%	0.07%	0.05%	0.05%	0.16%	0.06%
Return on average assets, excluding merger-related expenses (net of tax) and bargain purchase gain	1.25%	1.21%	0.72%	0.66%	1.27%	1.23%	0.83%

The press release contains certain non-GAAP financial disclosures for consolidated net income, excluding merger-related expenses, diluted earnings per share, excluding acquisition-related expenses, and Commercial and Consumer Banking segment net income, excluding acquisition-related expenses. The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company's operational performance and to enhance investors' overall understanding of such financial performance.

	Quarter Ended					Six Months Ended
(in thousands)	Jun. 30, 2015	Mar. 31, 2015	Dec. 31, 2014	Sept. 30, 2014	Jun. 30, 2014	Jun. 30, 2015	Jun. 30, 2014

Net income	$12,376	$10,304	$5,621	$4,975	$9,362	$22,680	$11,663
Impact of merger-related expenses (net of tax) and bargain purchase gain	2,165	1,256	578	469	394	3,421	939
Net income, excluding merger-related expenses (net of tax) and bargain purchase gain	$14,541	$11,560	$6,199	$5,444	$9,756	$26,101	$12,602

Noninterest expense	$92,335	$89,482	$68,791	$64,158	$62,971	$181,817	$119,062
Deduct: merger-related expenses	(3,208)	(12,165)	(889)	(722)	(606)	(15,373)	(1,444)
Noninterest expense, excluding merger-related expenses	$89,127	$77,317	$67,902	$63,436	$62,365	$166,444	$117,618

Diluted earnings per common share	$0.56	$0.59	$0.38	$0.33	$0.63	$1.14	$0.78
Impact of merger-related expenses (net of tax) and bargain purchase gain	0.09	0.08	0.03	0.03	0.02	0.18	0.06
Diluted earnings per common share, excluding merger-related expenses (net of tax) and bargain purchase gain	$0.65	$0.67	$0.41	$0.36	$0.65	$1.32	$0.84

Commercial and Consumer Banking Segment:
Net income (loss)	$2,854	$(14)	$3,345	$3,534	$3,753	$2,840	$7,869
Impact of merger-related expenses (net of tax) and bargain purchase gain	2,165	1,256	578	469	394	3,421	939
Net income, excluding merger-related expenses (net of tax) and bargain purchase gain	$5,019	$1,242	$3,923	$4,003	$4,147	$6,261	$8,808